Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON
TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com

May 28, 2025

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Energy, Inc., a Texas corporation (the “Company”), in connection with the offering of 21,621,622 shares (the “Borrowed Shares”) of common stock, par value $0.01 per share, of the Company, pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-272025) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus of the Company dated May 17, 2023, as supplemented by the prospectus supplement of the Company relating to the offering and sale of the Borrowed Shares dated May 27, 2025 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Borrowed Shares are being offered and sold pursuant to the Underwriting Agreement dated May 27, 2025 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Mizuho Securities USA LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule II thereto, Bank of America, N.A., Mizuho Markets Americas LLC and JPMorgan Chase Bank, National Association, acting in their capacities as forward purchasers, and BofA Securities, Inc., Mizuho Securities USA LLC and J.P. Morgan Securities LLC, acting in their capacities as forward sellers. In connection therewith, the Company entered into separate forward sale agreements, each dated May 27, 2025, between the Company and each of Bank of America, N.A., Mizuho Markets Americas LLC and JPMorgan Chase Bank, National Association (collectively, the “Forward Sale Agreements”), relating to the forward sale of a number of shares of Common Stock equal, in the aggregate, to the Borrowed Shares (the “Shares”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Articles of Incorporation of the Company and the Fourth Amended and Restated Bylaws of the Company (each as amended to date, the “Organizational Documents”); (ii) the Underwriting Agreement; (iii) the Forward Sale Agreements; (iv) the Registration Statement and the Prospectus; and (v) corporate records of the Company, including certain resolutions of the board of directors of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinion hereinafter expressed. In giving the opinion set forth below, we have relied, to the extent we deemed appropriate without independent investigation or verification, upon certificates, statements or other representations of officers or other authorized representatives of the Company and of

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governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In giving the opinion below, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true, correct and complete copies of the originals thereof and all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares that may be issued and delivered to the Forward Purchasers pursuant to the Forward Sale Agreements have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company against payment of the purchase price therefor in accordance with the terms of the Forward Agreements, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited in all respects to matters of the laws of the State of Texas and applicable federal law of the United States, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.